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                                                                    EXHIBIT 99.1

ANALYST CONTACT:    Jeffrey L. Chastain                             NEWS RELEASE
                    713 232 7551
MEDIA CONTACT:      Guy A. Cantwell                FOR RELEASE: October 24, 2000
                    713 232 7647

                       TRANSOCEAN SEDCO FOREX INC. REPORTS
                           THIRD QUARTER 2000 RESULTS

          HOUSTON--Transocean Sedco Forex Inc. (NYSE: RIG) today announced that net income for the three months ended September 30, 2000 was $49.3 million or $0.23 per diluted share on revenues of $314.5 million. The results include an extraordinary gain of $1.4 million or $0.01 per diluted share, relating to the early termination of certain debt, as well as a net gain of $7.8 million or $0.03 per diluted share resulting from the sale of two offshore rigs, partially offset by net charges resulting from adjustments to provisions for legal claims. Excluding the after-tax impact of the extraordinary gain and the net gain resulting primarily from the sale of rigs, net income for the three months ended September 30, 2000 was $40.8 million or $0.19 per diluted share. The quarterly results compare favorably with net income of $35.9 million or $0.17 per diluted share reported for the second quarter of 2000. Revenues in the preceding quarter of 2000 were $299.2 million. For the three months ended September 30, 1999, net income was $31.8 million or $0.29 per diluted share on revenues of $165.3 million. The December 1999 merger of Transocean Offshore Inc. and Sedco Forex Holdings Limited (Sedco Forex) was accounted for as a purchase, with Sedco Forex as the acquiror for accounting purposes. Accordingly, results for the three and nine months ended September 30, 1999 reflect Sedco Forex historical results only and exclude historical results of Transocean Offshore Inc.

          For the nine months ended September 30, 2000, net income totaled $117.7 million or $0.56 per diluted share on revenues of $914.6 million. Results for the first nine months of 2000 include the previously mentioned extraordinary gain, the net gain resulting primarily from the rig sales, as well as a cash settlement of $25.1 million or a net $0.08 per diluted share relating to the early termination of a rig contract. During the first nine months of 1999, net income was $70.5 million or $0.64 per diluted share on revenues of $516.8 million and included charges totaling $42.0 million or a net $0.30 per diluted share relating to severance costs and provisions for legal claims.

          Average utilization of the company's 61 fully owned or chartered and active mobile offshore drilling units continued to improve, reaching 81% for the three months ended September 30, 2000, up from 75% and a pro forma 74% for the three months ended June 30, 2000 and September 30, 1999, respectively. The company's fleet of 42 fully owned or chartered and active semisubmersibles and drillships (floaters) saw utilization improve to 84%, up from 75% in both the previous three months ended June 30, 2000 and the third quarter of 1999 on a pro forma basis.

          J. Michael Talbert, President and Chief Executive Officer of Transocean Sedco Forex, stated, "As expected, we continued to witness an improvement in the average fleet utilization during the third quarter of 2000, which served as the primary contributor to the modest recovery in revenues and operating income. Revenues improved from the previous quarter in 2000 by 5% while operating income increased 20%, excluding the gain on the sale of the semisubmersible rig Transocean Discoverer and the multi-purpose service jackup rig Mr. John. Another contributing factor was the


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     delivery of a second Discoverer Enterprise-class drillship, the Discoverer
     Spirit, which commenced drilling operations in early September for Spirit Energy 76. Regionally, fleet utilization improvement was most evident in the U.K. sector of the North Sea, where the measure rose to 79% compared to 65% during the second quarter of 2000. Utilization was higher in the U.S. Gulf of Mexico, where the Discoverer Enterprise's operational performance improved significantly and in the Middle East, where the semisubmersible rig Actinia was reactivated.

          "Although we are currently witnessing improving market dayrates in all of our areas of operation, the average dayrate on our 61 fully owned or chartered and active mobile offshore drilling units declined to $67,200 during the three months ended September 2000. The quarterly average compared to $69,100 and a pro forma $79,700 during the three months ended June 2000 and September 1999, respectively. The decline in the average dayrate was due largely to contracts accepted at more competitive rates for rigs re-entering the active fleet and rigs previously contracted at dayrates negotiated prior to the onset of weaker market conditions declining to the lower, current market level. This is particularly evident in the floater category where the average dayrate was $81,400 during the three months ended September 2000, down from $85,900 and a pro forma $101,900 during the three months ended June 2000 and September 1999, respectively."

          In addressing the near to medium-term prospects for the offshore drilling industry, Talbert added, "Our customers have initiated a more active offshore drilling campaign during the second half of 2000 due primarily to the continued strengthening of industry fundamentals and a growing conviction that average commodity prices should be sustained at levels which produce better project economics. Gradually, this growing conviction is translating into improved business prospects, particularly as we enter 2001. These improved prospects are best evidenced by recent contract awards and extensions on a number of rigs including the Transocean Leader, Sovereign Explorer, Transocean John Shaw, Sedco 601, Transocean Comet and Transocean Mercury, located in the North Sea, Asia and in the Middle East regions. These recent contract awards and extensions represent approximately $112 million in revenues over the duration of the contracts and improve the company's committed fleet time during 2001 to approximately 41%."

          Finally, Talbert provided an update on the company's newbuild program, stating, "Our new construction program achieved two significant milestones recently with the deliveries of the drillship Discoverer Spirit and jackup rig Trident 20. As stated earlier, the Discoverer Spirit, the second of three Discoverer Enterprise-class, ultra-deepwater drillships, was delivered in September to Spirit Energy 76, a division of Unocal, under a five-year, estimated $372 million contract. This rig delivery was followed by the completion and October 21 delivery of the jackup rig Trident 20, which commenced a three-year, estimated $137 million contract with a subsidiary of Elf in the Caspian Sea."

          Four units remain in the Transocean Sedco Forex newbuild program, including the final Discoverer Enterprise-class rig, the Discoverer Deep Seas, which has an expected delivery date of late fourth quarter 2000, and three new fifth-generation Sedco Express-class semisubmersibles - the Sedco Express, Cajun Express and Sedco Energy. Talbert concluded by saying, "Our three Sedco Express-class semisubmersibles are in the late stages of project completion, which includes the testing and commissioning of the software that controls the drilling equipment. This has proven to be time consuming due to the complexity of the software and limited availability of third-party resources. As a result, we have extended the expected delivery dates on all three units. Our current


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     expectation is to complete and deliver the Sedco Express during the late fourth quarter of 2000, followed by the completion and delivery of the Cajun Express in January 2001 and the Sedco Energy in March 2001."

          Drilling rig status and contract information on Transocean Sedco Forex's offshore drilling fleet has been condensed into a report entitled "Monthly Fleet Update" and will be made publicly available by the end of October 2000 through the company's website at www.deepwater.com. Once available, the report can be found in the investor resources segment of the site. The report will also be available through a free monthly email distribution. To be added to the email distribution, please contact Jeffrey
     L. Chastain, Director of Investor Relations and Communications at jchastain@deepwater.com or at fax number 1-713-232-7031.

          Statements regarding future market conditions, future dayrates, rig delivery dates, estimated term, commencement date of drilling contracts, estimated contract revenues and utilization trends and prospects, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, actions by customers, including their right to terminate contracts for late delivery, actions by other third parties, the future price of oil and gas, risks relating to acquisitions and other factors detailed in the company's filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

          Transocean Sedco Forex Inc. is the world's largest offshore drilling contractor, with a current equity market capitalization in excess of $12 billion. The company's mobile offshore drilling fleet is comprised of 71 rigs, including four newbuilds not yet active. This modern and versatile fleet is located in every major offshore oil and gas drilling region. Transocean Sedco Forex Inc. specializes in technically demanding segments of the offshore drilling business, including industry-leading positions in deepwater and harsh environment drilling services. The company is listed on the New York Stock Exchange under the symbol "RIG."


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                  TRANSOCEAN SEDCO FOREX INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                               Three Months Ended              Nine Months Ended
                                                                 September 30,                   September 30,
                                                           --------------------------      --------------------------
                                                              2000            1999            2000            1999
                                                           ----------      ----------      ----------      ----------
                                                                      (In thousands, except per share data)

Operating Revenues                                         $  314,483      $  165,250      $  914,575      $  516,840

Costs and Expenses
    Operating and maintenance                                 192,208          98,508         561,950         338,041
    Depreciation and amortization                              64,353          33,169         193,779          96,908
    General and administrative                                  9,189           4,093          31,594          12,277
                                                              265,750         135,770         787,323         447,226

Gain (Loss) from sale of assets                                11,314            (142)         13,564            (107)

Operating Income                                               60,047          29,338         140,816          69,507

Other Income (Expense), Net
    Equity in earnings of joint ventures                        2,592           1,192           7,584           3,719
    Interest income                                             1,724             624           4,636           4,793
    Interest expense, net of amounts capitalized               (1,806)         (3,251)         (2,110)        (10,162)
    Other, net                                                     26             716           1,268             367
                                                                2,536            (719)         11,378          (1,283)
Income Before Income Taxes, Minority
     Interest and Extraordinary Item                           62,583          28,619         152,194          68,224

Income Tax Expense (Benefit)                                   14,628          (3,230)         35,413          (2,319)
Minority Interest Expense                                         101              45             507              45

Income Before Extraordinary Item                               47,854          31,804         116,274          70,498
Gain on Extraordinary Item, Net of Tax                          1,424              --           1,424              --
Net Income                                                 $   49,278      $   31,804      $  117,698      $   70,498

Basic Earnings Per Share (Pro forma prior
   to the effective date of the merger)
    Income Before Extraordinary Item                       $     0.22      $     0.29      $     0.55      $     0.64
    Gain on Extraordinary Item, Net of Tax                       0.01              --            0.01              --
Net Income                                                 $     0.23      $     0.29      $     0.56      $     0.64

Diluted Earnings Per Share (Pro forma prior
   to the effective date of the merger)
    Income Before Extraordinary Item                       $     0.22      $     0.29      $     0.55      $     0.64
    Gain on Extraordinary Item, Net of Tax                       0.01              --            0.01              --
    Net Income                                             $     0.23      $     0.29      $     0.56      $     0.64

Weighted Average Shares Outstanding (Pro
   forma prior to the effective date of the merger)
    Basic                                                     210,526         109,564         210,356         109,564
    Diluted                                                   212,016         109,636         211,597         109,636


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On December 31, 1999, Transocean Offshore Inc. completed its merger with Sedco
Forex Holdings Limited (Sedco Forex), and changed its name to Transocean Sedco Forex Inc. Since the company accounted for the merger using the purchase method of accounting, with Sedco Forex as the accounting acquiror, the above Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 1999 reflect only the operating results of Sedco Forex and do not include the results of historical Transocean Offshore Inc.